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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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Centrue Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue
	P.O. Box 552	(815)937-4440
	Kankakee, IL 60901-0552	Fax (815) 937-3674

March 16, 2005

Dear Fellow Stockholder:

     On behalf of the board of directors and management of Centrue Financial Corporation, we cordially invite you to attend the annual meeting of stockholders of Centrue Financial. The meeting will be held at 10:00 a.m., on Friday, April 22, 2005, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606.

     The individual whom our nominating committee has nominated to serve as a director is an incumbent director. Additionally, our audit committee has selected, and we recommend, that you ratify the appointment of McGladrey & Pullen, LLP to continue as our independent auditors. Accordingly, your board of directors unanimously recommends that you vote your shares for the director nominee as well as the ratification of our accountants.

     You are welcome to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

     A copy of our annual report to stockholders for the year 2004 is also enclosed. Thank you for your attention to this important matter.

Very truly yours,

Michael A. Griffith	Thomas A. Daiber
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 2005
ANNUAL MEETING OF STOCKHOLDERS
VOTING SECURITIES AND PRINCIPAL HOLDERS
ELECTION OF DIRECTORS
NOMINEE
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
RATIFICATION OF THE APPOINTMENT OF AUDITORS
OTHER MATTERS

CENTRUE FINANCIAL CORPORATION

310 South Schuyler Avenue
P.O. Box 552	(815)937-4440
Kankakee, IL 60901-0552	Fax (815) 937-3674

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 22, 2005

     Notice is hereby given that the annual meeting of stockholders of Centrue Financial Corporation will be held at 10:00 a.m., on Friday, April 22, 2005 at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606. The annual meeting is for the purpose of considering and acting upon:

1.	the election of one director of Centrue Financial;

2.	the ratification of the appointment of McGladrey & Pullen, LLP as auditors of Centrue Financial for the fiscal year ending December 31, 2005; and

3.	to act upon such other business as may properly come before the annual meeting or any adjournments or postponements of the meeting.

     We are not aware of any other business to come before the annual meeting. Any action may be taken on any one of the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned or postponed. Stockholders of record at the close of business on March 4, 2005 are the stockholders entitled to vote at the annual meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

     You are requested to complete, sign and date the enclosed proxy card, which is solicited on behalf of the board of directors, and to mail it promptly in the enclosed postpaid return envelope.

By Order of the Board of Directors

Lynn O’Brien
Corporate Secretary
Kankakee, Illinois
March 16, 2005

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

CENTRUE FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 22, 2005

     This proxy statement is being furnished to stockholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting to be held at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois, on Friday, April 22, 2005 at 10:00 a.m., or at any adjournments or postponements of the meeting. The accompanying notice of meeting, proxy card and this proxy statement are first being mailed to stockholders on or about March 16, 2005.

     The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

     You are receiving a proxy statement and proxy card from us because on March 4, 2005, the record date for the annual meeting, you owned shares of Centrue Financial common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning the matters to assist you in making an informed decision.

     When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

     If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

     You are being asked to vote on the election of one director of Centrue Financial for a term expiring in 2008. Additionally, you are being asked to ratify the appointment of McGladrey & Pullen, LLP to serve as our independent auditors for the 2005 fiscal year. These matters are more fully described in this proxy statement.

How do I vote?

     You may vote either by mail or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

     If you sign and return your proxy card but do not mark the form to provide voting instructions, the shares represented by your proxy card will be voted “for” the nominee named in this proxy statement and “for” the ratification of our auditors.

     If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a legal proxy from your broker in order to vote in person at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

What does it mean if I receive more than one proxy card from us?

     It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

     If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card in the envelope provided by your broker.

     Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors and the ratification of independent auditors, but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan or an amendment to our Certificate of Incorporation, unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to shareholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters. While the matters to be voted upon at the 2005 annual meeting should be within the brokers’ discretion to vote, whether or not you give your broker direction, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

What if I change my mind after I return my proxy?

     If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy with a later date and returning that proxy to our transfer agent;

•	sending notice to us that you are revoking your proxy; or

•	voting in person at the meeting.

     If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

     A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

     Shares are counted as present at the meeting if the stockholder either:

•	is present in person at the meeting; or

•	has properly submitted a signed proxy card.

     On March 4, 2005, the record date, there were 2,377,501 shares of common stock issued and outstanding. Therefore, at least 1,188,751 shares need to be present at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for re-election?

     The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. You cannot vote for more than one nominee. The board has no reason to believe the nominee will be unable to stand for re-election or serve for his term if re-elected.

What options do I have in voting on each of the proposals?

     You may vote “for” or “withhold authority to vote for” the nominee for director. You may vote “for,” “against” or “abstain” on any other proposal that may properly be brought before the meeting.

Abstentions will be considered in determining the presence of a quorum but will not affect the vote required for the election of the director or the ratification of our auditors.

How many votes may I cast?

     Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

     The individual receiving the highest number of votes cast “for” election will be elected as a director of Centrue Financial.

     The ratification of our auditors and all other matters, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present.

Where do I find the voting results of the meeting?

     We anticipate that we will announce the preliminary results of the voting at the conclusion of the annual meeting and we will disclose the final voting results in our Form 10-Q for the quarter ended June 30, 2005.

Who bears the cost of soliciting proxies?

     We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Centrue Financial or Centrue Bank may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS

          The following table sets forth information as of March 4, 2005, regarding share ownership of:

•	those persons or entities known by us to beneficially own more than five percent of our common stock;

•	each director and each executive officer named in the summary compensation table; and

•	all directors and executive officers as a group.

The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the footnotes to the table.

Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
5% Stockholders
Jeffrey L. Gendell(2)	234,600	9.87%
Tontine Financial Partners, L.P.
Tontine Management, L.L.C.
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830

Private Capital Management(3)	213,238	8.97%
8889 Pelican Bay Blvd., Suite 500
Naples, Florida 34108

Directors

Thomas A. Daiber(4)	43,235	1.82%

Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
Michael A. Griffith(5)	57,000	2.40%

Michael J. Hejna(6)	15,792	*

Mark L. Smith(7)	19,900	*

Wesley E. Walker(8)	32,219	1.36%

Named Executive Officers

Carol S. Hoekstra(9)	18,586	*

James M. Lindstrom(10)	12,295	*

Rick R. Parks(11)	5,602	*

Keith M. Roseland(12)	7,866	*

Directors and executive officers of Centrue Financial as a group (12 persons)(13)	213,245	8.97%

*	Less than 1.0%

(1)	Amounts reported include shares held directly, including shares subject to options granted under our stock incentive plan which are exercisable within sixty days of March 4, 2005, as well as shares which are held in retirement accounts and shares held by members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective director may be deemed to have sole or shared voting and/or investment power. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2)	This information is as reported to the Securities and Exchange Commission on a Schedule 13F-HR filed on February 11, 2005.

(3)	This information is as reported to the Securities and Exchange Commission on a Schedule 13F-HR filed on February 14, 2005. According to the filing by Private Capital Management (“PCM”), PCM’s Chief Executive Officer and President each exercise shared dispositive and shared voting power with respect to shares held by PCM’s clients and managed by PCM, but they disclaim beneficial ownership for the shares held by PCM’s clients and disclaim the existence of a group.

(4)	The amount reported includes 14,140 shares held jointly with his spouse and 1,200 shares held in an individual retirement account for the benefit of his spouse, with respect to which Mr. Daiber shares voting and investment power, and 11,500 shares of restricted stock. The reported amount also includes 756 shares held in the 401(k) plan over which Mr. Daiber has sole voting and investment power and 4,000 shares subject to options, which are presently exercisable. The reported amount does not include 31,000 shares subject to options, which are not presently exercisable.

(5)	The amount reported includes 35,000 shares subject to options, which are presently exercisable, 6,000 shares of restricted stock, and 16,000 shares held jointly with his spouse, with respect to which Mr. Griffith shares voting and investment power. The amount reported does not include 2,252 shares of phantom stock credited to his account pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan.

(6)	The amount reported includes 10,792 shares held jointly with Mr. Hejna’s spouse with respect to which he shares voting and investment power, and 5,000 shares subject to options, which are presently exercisable. The amount reported does not include 750 shares of phantom stock credited to his account pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan.

(7)	The amount reported includes 400 shares owned by Mr. Smith’s spouse, over which he has no voting or investment power, 1,410 shares with respect to which he has shared voting and investment power, and 3,200 shares held in a trust in which Mr. Smith serves as trustee with respect to which he has sole voting and investment power. However, he does not have any financial interest over those shares and disclaims any beneficial interest. In addition, the amount reported includes 10,000 shares subject to options, which are presently exercisable. The amount does not include 2,364 shares of phantom stock credited to his account pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan.

(8)	The amount reported includes 4,048 shares held jointly with his spouse, with respect to which Mr. Walker shares voting and investment power, and 5,000 shares subject to options, which are presently exercisable.

(9)	The amount reported includes 182 shares owned directly by Ms. Hoekstra’s spouse, over which she has no voting or investment power, 6,942 shares held in the 401(k) plan for the benefit of Ms. Hoekstra and over which Ms. Hoekstra has sole voting and investment power and 7,137 shares held in the 401(k) plan for the benefit of Ms. Hoekstra’s spouse over which Ms. Hoekstra has no voting or investment power. Additionally, it includes 200 shares of restricted stock and 1,000 shares subject to options, which are presently exercisable. The amount reported does not include 5,000 shares subject to options, which are not presently exercisable.

(10)	The amount reported includes 6,500 shares of restricted stock and 3,000 shares subject to options, which are currently exercisable. The amount reported also includes 795 shares held in the 401(k) plan for the benefit of Mr. Lindstrom and over which Mr. Lindstrom has sole voting and investment power. The amount reported does not include 25,500 shares subject to options, which are not presently exercisable.

(11)	The amount reported includes 400 shares subject to options, which are currently exercisable, and also includes 5,202 shares held in the 401(k) plan for the benefit of Mr. Parks and over which Mr. Parks has sole voting and investment power. The amount reported does not include 2,600 shares subject to options, which are not presently exercisable.

(12)	The amount reported includes 6,866 shares held in the 401(k) plan for the benefit of Mr. Roseland over which he has sole voting and investment power, and 1,000 shares subject to options, which are currently exercisable. The amount reported does not include 4,000 shares subject to options, which are not presently exercisable.

(13)	This amount includes shares held directly, including 64,900 shares subject to options which are deemed to be exercisable, as well as shares allocated to participant accounts under the 401(k) plan, shares held in retirement accounts and shares held by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors and officers may be deemed to have sole or shared voting and investment power.

ELECTION OF DIRECTORS

General

     Our board of directors currently consists of five members. The board is divided into three classes and one class of directors is elected annually. Our directors are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

     The table below sets forth information regarding the nominee for director and the individuals who will continue as directors, including each director’s term of office. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting FOR the election of the nominee identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of a substitute nominee recommended by our nominating committee. At this time, we do not know of any reason why the nominee may refuse or be unable to serve as a director, if re-elected. There are no arrangements or understandings between the nominee and any other person pursuant to which a nominee was selected.

     The board of directors unanimously recommends that stockholders vote FOR the nominee.

NOMINEE

				Term
		Position(s) Held	Director	to
Name	Age	in Centrue Financial	Since	Expire
Michael J. Hejna	51	Director	2003	2005

CONTINUING DIRECTORS

Michael A. Griffith	46	Chairman of the Board and Director	2002	2007

Thomas A. Daiber	47	President, Chief Executive Officer and Director	2003	2006

Mark L. Smith	55	Director	2001	2006

Wesley E. Walker	69	Director	1992	2006

     No member of the board of directors is related to any other member of the board of directors. The business experience of each continuing director and nominee is set forth below. All directors have held their present positions for at least five years unless otherwise indicated.

     Thomas A. Daiber. Mr. Daiber is the President and Chief Executive Officer of Centrue Financial and Centrue Bank. Prior to joining Centrue Financial in October, 2003, Mr. Daiber had served as Chairman, President and Chief Executive Officer of Aviston Financial Corporation and Chairman and Chief Executive Officer of the State Bank of Aviston, headquartered in Aviston, Illinois, from October, 2002 to October, 2003. Mr. Daiber served as Allegiant Bancorp, Inc.’s Chief Financial Officer from May, 1999 until March, 2003. Mr. Daiber was employed by Allegiant Bancorp in St. Louis, Missouri beginning in March, 1997 and served as its Director of Internal Auditing prior to becoming Chief Financial Officer.

     Michael A. Griffith. Mr. Griffith has served on the board of both Centrue Financial and Centrue Bank since December, 2002 and as Chairman of Centrue Financial since January, 2003 and of Centrue Bank since February, 2003. Mr. Griffith is the founder and Chief Executive Officer of Global Pharmaceutical Development, Inc., a company in the process of assembling a comprehensive range of drug development services to serve emerging pharmaceutical and biotechnology companies. Mr. Griffith is also a member of the board of directors of Axonyx, Inc., a biopharmaceutical company with its common stock listed on the Nasdaq National Market System and subject to the reporting requirements of the Securities Exchange Act of 1934. From 1998 to 2000, Mr. Griffith was Chairman and Chief Executive Officer of ChiRex Inc., a contract manufacturer of active pharmaceutical ingredients. He is a graduate of Northwestern University’s Kellogg School of Management and has over 15 years of experience in commercial and investment banking.

     Michael J. Hejna. Mr. Hejna is a director of Centrue Financial and Centrue Bank. Since 1988, Mr. Hejna has served as President and Chief Executive Officer of Gundaker Commercial Group, Inc., a full service commercial real estate firm where he created and manages a $500 million real estate portfolio. From 1978 through 1988, Mr. Hejna held various positions with three financial institutions focusing on lending and real estate transactions.

     Mark L. Smith. Mr. Smith is President of Smith, Koelling, Dykstra and Ohm, P.C., a certified public accounting firm located in Bourbonnais, Illinois and managing member of Solutions for Wealth Management, LLC, a financial planning and investment advisory firm also located in Bourbonnais. Mr. Smith is also managing member of North Convent, LLC, an insurance agency located in Bourbonnais. From 1997 through 2001, Mr. Smith was Treasurer and a board member of Provena Hospital Corporation located in Frankfort, Illinois and from 1991 through

2000 was Treasurer and a board member of Provena St. Mary’s Hospital located in Kankakee, Illinois. In 1972, Mr. Smith received his certified public accountant certificate and in 1995 was accredited as a personal financial specialist by the American Institute of Certified Public Accountants.

     Wesley E. Walker. Mr. Walker is the former Chairman of the Riverside Medical Center Foundation. Mr. Walker served as Executive Director of the YMCA located in Kankakee for 25 years, from 1970 to 1995. He was responsible for oversight of the YMCA’s facility and 90 employees. In connection with his involvement in the YMCA, Mr. Walker has received many awards, including the National YMCA’s “Award of Excellence”, which he received in 1991 in recognition of his leadership abilities. He has also served as vice chairman of the Kankakee Area Chamber of Commerce board of directors. Since his retirement from the YMCA, he has been a consultant to several local non-profit organizations.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2004, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2004 with the exception of the following: one late Form 4 for Mr. Michael O’Gorman reporting the grant of 2,500 options; one late Form 4 for Mr. Bryan Marsh reporting the purchase of 509 shares of common stock; a late Form 4 for each of Mr. Griffith, Mr. Hejna, Mr. Smith, and Mr. Walker reporting the grant of 5,000 options to each person; one late Form 3 for Mr. Keith Francis; and one late Form 4 for Mr. Parks reporting the grant of 1,000 options.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

     Our board of directors currently consists of five members. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the independent directors on the board do not involve themselves in the day-to-day operations of Centrue Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, to be held six times a year, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Daiber, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants). All members of our board of directors also serve as members of Centrue Bank’s board of directors, which does not include any additional directors outside of the Centrue Financial board.

     The board has determined that, with the exception of Mr. Daiber, all of our current directors are “independent” as defined by the Nasdaq Stock Market and they do not have any additional relationships with us that would prevent them from being able to make independent decisions. The board of directors currently has an Audit Committee, and also has an Executive Committee, which is responsible for compensation, nomination and corporate governance matters. Consistent with the Nasdaq Stock Market listing requirements, the independent directors regularly have the opportunity to meet in “executive session” without Mr. Daiber in attendance.

     Our board of directors held 11 meetings during 2004. All of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual stockholders meeting, all directors are encouraged to participate in the meeting. Two of the current directors attended last year’s annual meeting, while the remaining three were available by telephone and all were available to answer questions.

Audit Committee

     The Audit Committee is currently comprised of Messrs. Smith, Griffith and Hejna, with Mr. Smith serving as Chairman of the committee. The board has determined that each of the current members is considered “independent” in accordance with the Nasdaq Stock Market listing requirements and the regulations of the Securities and Exchange Commission. Further, the board has determined that each of Mr. Griffith and Mr. Smith qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The board based this decision regarding Mr. Griffith on his education, his current position as Chief Executive Officer of Global Pharmaceutical Development, Inc., his previous experience as Chief Executive Officer and Chief Financial Officer of ChiRex Inc. and his professional experience in commercial and investment banking. In regard to Mr. Smith, the board based its decision on his education and his professional experience, including serving as President of a public accounting firm and as managing member of a financial planning and investment advisory firm.

     The functions performed by the Audit Committee include, but are not limited to, the following:

•	overseeing our accounting and financial reporting;

•	selecting, appointing and overseeing our independent auditors, including the pre-approval of all engagements and fee arrangements;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

     To promote independence of the audit function, the committee consults separately and jointly with the independent auditors, the internal auditors and management. In 2004, the committee met 12 times. The Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. Our current charter was attached to last year’s proxy statement as Appendix A and is available on our website at www.centrue.com.

Executive Committee

     Since January, 2004, the Executive Committee has served as the committee performing the compensation, nominating and corporate governance functions of the board. Messrs. Griffith, Smith and Walker serve on the committee, with Mr. Griffith serving as the Chairman. The board has determined that each of the members is considered “independent” in accordance with the Nasdaq Stock Market listing requirements, an “outside” director under Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director pursuant to Section 16 under the Securities Exchange Act of 1934. In its capacity as the compensation committee, the Executive Committee’s role is to determine the salary and bonus to be paid to Mr. Daiber, our Chief Executive Officer, and to our other executive officers. It also administers our equity based plans and meets either independently or in conjunction with our full board of directors to grant options to eligible individuals in accordance with the terms of the 2003 Stock Incentive Plan. In its role as the nominating committee, the committee is charged with identifying and nominating individuals to be presented to our stockholders for election or re-election to the board of directors. The committee also reviews and monitors our policies, procedures and structure as they relate to corporate governance.

     The Executive Committee’s responsibilities and functions are further described in its charter, which is available on our website at www.centrue.com. The Executive Committee met 5 times in 2004.

Director Nominations and Qualifications

     For the 2004 annual meeting of stockholders, the independent disinterested members of the Executive Committee nominated Mr. Hejna, an incumbent director, for re-election to the board and the full board ratified and approved the nomination at its January, 2005 meeting. The board did not receive any stockholder nominations for the 2005 annual meeting.

     Pursuant to its charter, the Executive Committee evaluates all potential nominees for election, including incumbent directors, nominees brought forth by an incumbent director or officer, and any stockholder nominees, in the same manner. The committee meets from time to time, as necessary, to consider whether incumbent directors and any other potential nominees brought to the committee’s attention are qualified to be nominated for director and who they will nominate. Generally, the committee believes that, at a minimum, its nominees should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve, exemplary management and communications skills, as well as an ability to meet the standards and duties set forth in our code of conduct. It is also expected that directors should be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and that they should be committed to serve on the board for an extended period of time. Nominees and directors may not serve on the boards of directors of more than three companies subject to the reporting requirements of the Securities Exchange Act of 1934.

     The board and the Executive Committee believe that directors should own shares of our common stock. Therefore, nominees must beneficially own at least 1,000 shares of Centrue Financial common stock prior to being nominated by the Executive Committee. Additionally, nominees and directors must agree to maintain beneficial ownership in our common stock in an amount equal to at least $100,000. A nominee shall have five years from the time he or she is elected to the board to meet the $100,000 ownership requirement. Common stock attributed to the director through the Non-Employee Directors’ Deferred Compensation Plan will count toward the requirement, but the value of any unexercised stock options will not.

     The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with the Nasdaq Stock Market requirements to ensure that at least a majority of the directors will, at all times, be independent. The committee did not retain any third party to assist it in identifying candidates for the upcoming stockholders meeting, although it may in the future if the committee believes it is necessary.

Stockholder Communication with the Board, Nomination and Proposal Procedures

     General Communications with the Board. Stockholders may contact Centrue Financial’s board of directors by contacting Lynn O’Brien, our Corporate Secretary, at Centrue Financial Corporation, 310 South Schuyler Avenue, P.O. Box 552, Kankakee, Illinois 60901-0552 or (815) 937-4440. All comments will be forwarded directly to the Chairman of the Board.

     Nominations of Directors. For the Executive Committee to consider a stockholder nominee for inclusion in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of Centrue Financial’s capital stock owned by that stockholder. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

     In accordance with our bylaws, a stockholder may otherwise nominate a person for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, a stockholder’s notice must be delivered or mailed and received not less than 30 days prior to the date of the meeting, provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, such notice by the stockholder to be timely must be delivered no later than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. The stockholder’s notice must set forth, as to each person the stockholder proposes to nominate for election or re-election as a director, such person’s name and qualifications and, as to the stockholder giving the notice, his or her name and address and the class and number of shares of Centrue Financial’s capital stock owned by that stockholder. Any such nominee will not be included in our proxy statement.

     Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders, the nominating stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, at least 120 days prior to the date the previous year’s proxy statement was mailed to stockholders, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

     For business to be otherwise brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to our Corporate Secretary, at the address provided above. To be timely, a stockholder’s notice must be delivered or mailed and received not less than 30 days prior to the date of the meeting, provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, such notice by the stockholder to be timely must be delivered no later than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. A stockholder’s notice to the Corporate Secretary must include a brief description of the matter the stockholder desires to present, the name and record address of the stockholder who proposed the matter, the class and number of shares of Centrue Financial’s capital stock that are beneficially owned by the stockholder and any material interest of the stockholder in the matter.

Code of Ethics

     We have a code of conduct in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code of conduct is posted on our website at www.centrue.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Director Compensation

     Each director of Centrue Financial is also currently a director of Centrue Bank. In 2004, non-employee directors earned $2,500 for every regularly scheduled Centrue Financial board and stockholder meeting attended and $500 for each committee meeting attended. Each non-employee director also earned $2,000 for each Centrue Bank board meeting attended and $500 for each committee meeting attended. Additionally, each non-employee director earned $1,000 for each ad hoc and telephonic board meeting attended, and $1,000 for each loan committee meeting attended. The Chairman of the Board received a retainer of $18,750 per calendar quarter, and the Chairman of the Audit Committee received a retainer of $10,000 per calendar quarter. After each annual meeting of stockholders, each independent director also receives options to purchase 5,000 shares of common stock pursuant to the 2003 Stock Incentive Plan.

     Pursuant to the Centrue Financial Corporation Non-Employee Directors’ Deferred Fee Plan, a director may elect to receive his or her director fees either in cash on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such director’s service on the board or age sixty-five (65). Amounts deferred are converted into phantom stock units with each such unit representing a share of our common stock plus dividends. Distributions of amounts credited under the director’s account may be made in shares of our common stock or, at the election of the participating director, in cash. During 2004, Mr. Griffith deferred $20,000 and Mr. Smith deferred $29,708 of their director fees pursuant to the plan and at December 31, 2004, the aggregate liability for the deferred fees with respect to all participating directors was $101,124.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid or accrued to our Chief Executive Officer and to each of our other most highly compensated executive officers of Centrue Financial and Centrue Bank whose aggregate salary and bonus exceeded $100,000 for 2004.

SUMMARY COMPENSATION TABLE
					Long Term
					Compensation
		Annual Compensation			Awards
	(b)
	Fiscal					(g)
	Year				(f)	Securities
(a)	Ended			(e)	Restricted	Underlying	(i)
Name and	December	(c)	(d)	Other Annual	Stock	Options/	All Other
Principal Position	31 st	Salary (1)	Bonus	Compensation (7)	Awards	SARs	Compensation

Thomas A. Daiber(2)	2004	$253,846	$62,500	$17,892	$—	15,000	$6,150	(9)
President and Chief Executive Officer	2003	53,846	—	4,910	324,500 (8)	20,000	—

James M. Lindstrom(3)	2004	$177,308	$54,688	$—	$—	13,500	$3,942	(9)
Chief Financial Officer	2003	83,462	50,000	—	177,000 (8)	15,000	—

Carol S. Hoekstra(4)	2004	$135,000	$29,531	$—	$—	1,000	$14,340	(9)
Senior Vice President	2003	131,121	35,190	—	2,950 (8)	5,000	17,736	(10)
	2002	97,065	—	—	—	—	10,182	(11)

Rick R. Parks(5) Regional President	2004	$98,408	$22,000	$—	$—	3,000	$27,113	(9)

Keith M. Roseland(6)	2004	$111,539	$3,438	$2,431	$—	—	$12,454	(9)
Regional President	2003	105,640	35,100	2,416	—	5,000	15,102	(10)

(1)	Includes amounts deferred under the 401(k) plan.

(2)	Mr. Daiber became President and Chief Executive Officer in October, 2003 and was not an employee of Centrue Financial or Centrue Bank prior to that time.

(3)	Mr. Lindstrom became Chief Financial Officer in July, 2003. From May to July, 2003, he served as a consultant and was paid $25,900 in connection with his consulting services.

(4)	Ms. Hoekstra was named as Executive Vice President and interim Chief Operating Officer of Centrue Financial and Centrue Bank in February, 2003 and served in those capacities until being asked to temporarily serve as Regional President of Centrue Bank in December, 2003. In January, 2004, following the recruitment of a Regional President, Ms. Hoekstra resumed her normal duties as Senior Vice President.

(5)	Mr. Parks became a Senior Vice President of the South Region of Centrue Bank in January, 2004, and was not an employee of Centrue Financial or Centrue Bank prior to that time. In October, 2004, Mr. Parks was promoted to Regional President.

(6)	Mr. Roseland became a Regional President of Centrue Bank in October, 2003. Mr. Roseland was an Executive Vice President prior to that time.

(7)	The amount reported for Mr. Daiber in 2004 represents $12,392 for an automobile allowance and $5,500 for housing expenses, while the amount reported in 2003 represents $2,710 for an automobile allowance and $2,200 for housing expenses. The amount reported for Mr. Roseland in 2004 and 2003 represents an automobile allowance.

(8)	Represents restricted shares of common stock awarded on October 30, 2003. The dollar amount shown is equal to the product of the number of shares of restricted common stock granted multiplied by $29.50, the closing price of the common stock as reported by the American Stock Exchange on October 29, 2003, the date of grant. This valuation does not take into account any diminution in value that results from the restrictions applicable to such common stock. From and after the date of issuance, holders of the restricted common stock are entitled to vote such common stock and receive dividends at the same rate applicable to unrestricted shares of common stock. Generally, the restricted stock vests in five equal installments on the five anniversaries following the date of grant.

(9)	Represents contributions made under the 401(k) plan and Centrue Bank’s retirement plan. The dollar amounts of the 401(k) contributions and allocations were $6,150 for Mr. Daiber, $3,942 for Mr. Lindstrom, $1,340 for Ms. Hoekstra, $2,113 for Mr. Parks, and $1,119 for Mr. Roseland. The dollar amounts of the contributions and allocations under the retirement plan were $12,560 for Ms. Hoekstra and $10,629 for Mr. Roseland. Also included are life insurance premiums paid for the benefit of Ms. Hoekstra and Mr. Roseland. For Mr. Parks this also includes a $25,000 signing bonus.

(10)	Represents contributions made under Centrue Bank’s retirement plan and the cost to Centrue Financial share allocations made under its Employee Stock Ownership Plan, which has since been merged into the 401(k) plan. The dollar amounts of these contributions and allocations were $12,514 and $5,035 for Ms. Hoekstra and $10,590 and $4,261 for Mr. Roseland. Also included are life insurance premiums paid for the benefit of the executives.

(11)	Represents contributions made under Centrue Bank’s retirement plan and the cost to Centrue Financial of share allocations made under its Employee Stock Ownership Plan, which has since been merged into the 401(k) plan. The dollar amounts of these contributions and allocations were $6,791 and $3,391 for Ms. Hoekstra.

The following table sets forth information concerning the number and value of stock options granted in the last fiscal year to the individuals named above in the summary compensation table:

OPTION GRANTS IN LAST FISCAL YEAR
					Potential realizable
					value at assumed annual
					rates of stock price
					appreciation for option
					term
(a)	(b)	(c)	(d)	(e)	(f)	(g)
		% of Total Options
		Granted to
	Options	Employees in Fiscal	Exercise or Base	Expiration
Name	Granted	Year	Price ($/Sh)	Date	5%	10%
Thomas A. Daiber	15,000	22.90%	$27.50	10/18/2014	$259,419	$657,419
James M. Lindstrom	13,500	20.61%	$27.50	10/18/2014	$233,477	$591,677
Carol S. Hoekstra	1,000	1.53%	$27.50	10/18/2014	$17,295	$43,828

Rick R. Parks	2,000 1,000	3.05% 1.53%	$27.97 27.50	1/20/2014 10/18/2014	$35,180 17,295	$89,154 43,828
Keith M. Roseland	—	—	—	—	$ —	$ —

     The following table sets forth certain information concerning stock options exercised in 2004 and the number and value of stock options at December 31, 2004 held by the named executive officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
OPTION/SAR VALUES
(a)	(b)	(c)	(d)		(e)

	Shares		Number of Securities		Value of Unexercised In-
	Acquired		Underlying Unexercised		the-Money Options/SARs
	on	Value	Options/SARs at FY-End		at FY-End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. Daiber	—	$ —	4,000	31,000	$7,840	$42,010
James M. Lindstrom	—	$ —	3,000	25,500	$15,060	$69,825
Carol S. Hoekstra	—	$ —	1,000	5,000	$1,960	$8,550
Rick R. Parks	—	$ —	—	3,000	—	$1,190
Keith M. Roseland	—	$ —	1,000	4,000	$710	$2,840

401(k) Savings Plan

     Centrue Bank sponsors a qualified, tax-exempt pension plan qualifying under section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate after meeting certain age and service requirements. Eligible employees are permitted to contribute 1% to 50% of their compensation to the 401(k) plan. Pursuant to the plan, the Company matches 50% of a participant’s deferral into the 401(k) plan limited up to 3% of each participant’s salary. Participants can choose between several different investment options under the 401(k) plan, including shares of Centrue Financial common stock.

     Prior to 2004, we also maintained a separate Centrue Financial Corporation Employee Stock Ownership Plan (the “ESOP”), which covered all full time employees who had completed twelve months of service and had attained the minimum age of twenty-one. A participant was 100 percent vested after seven years of credited service. As of March 22, 2004, the ESOP was merged into our 401(k) plan and all participant balances were considered 100% vested upon the merger.

     The total contributions under the 401(k) plan, including profit sharing contributions, by Centrue Financial to the named executive officers are reflected in the Summary Compensation Table on page 9 of this proxy statement.

Stock Incentive Plans

     1992 Stock Option Plan. In 1992, Centrue Financial adopted an incentive stock option plan for the benefit of directors, officers, and employees of Centrue Financial and Centrue Bank. The plan was approved by stockholders and provided for the issuance of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights. The total number of shares reserved under the plan was 350,000, all of which have been granted.

     2003 Stock Incentive Plan. In 2003, we adopted a new incentive stock option plan for the benefit of our directors, officers, and employees. This plan provides for the issuance of incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights. The stockholders approved the plan in 2003 and 233,000 shares were originally reserved for issuance under the plan. In 2004, the stockholders approved an increase in the amount to 400,000. The board believed this increase was necessary because of the board’s increased emphasis on the use of equity based compensation for its employees and directors and also for use in conjunction with potential futures mergers and acquisitions.

     In 2004, Centrue Financial awarded stock options to purchase an aggregate of 45,500 shares of Centrue Financial common stock to 12 employees. Additionally, in 2004, each independent director received options to purchase 5,000 shares of Centrue Financial common stock. In 2004, Centrue Financial also awarded an aggregate of 2,400 shares of restricted shares, at a market price of $27.50 per share, to 24 management level employees of the bank. The restricted shares vest on January 1, 2006. The stock options and restricted shares awarded to the named executive officers during 2004 are included in the tables above.

Employment Agreements

     Employment Agreements between Centrue Financial and Thomas A. Daiber and James M. Lindstrom. On December 31, 2004, Centrue Financial entered into employment agreements with Thomas A. Daiber, as President and Chief Executive Officer of Centrue Financial and Centrue Bank, and James M. Lindstrom, as Senior Vice President and Chief Financial Officer of Centrue Financial and Centrue Bank. The agreements provide for an annual base salary of $275,000 for Mr. Daiber and $190,000 for Mr. Lindstrom, which may be maintained or increased during the terms of the agreements in accordance with Centrue Financial’s established management compensation policies and plans. The agreements provide for a term of three years for Mr. Daiber and two years for Mr. Lindstrom. The terms of Mr. Daiber’s and Mr. Lindstrom’s agreements will automatically be extended for one additional year on each anniversary of the effective date, unless either party provides written notice of non-renewal at least 30 days’ prior to such anniversary of the effective date.

     The agreements also provide for annual performance bonuses (up to 50% of their respective base salaries for the applicable year) and participation in all plans and benefits generally accorded to senior executives, including pension, profit-sharing, supplemental retirement, incentive compensation and group life medical, as well as other perquisites extended to similarly situated senior executives.

     If Mr. Daiber’s employment is terminated without cause, as defined in the employment agreement, Centrue Financial will be obligated to pay an amount equal to three times 125% of his then-current annual base salary and to provide health insurance during the continuation period under federal employee benefit laws. If Mr. Lindstrom’s employment is terminated without cause, Centrue Financial will be obligated to pay an amount equal to two times his then-current annual base salary and to provide health insurance during the continuation period under federal employee benefit laws. In the event of a “constructive discharge,” as defined in the agreements, they will have the right to terminate their employment and receive the same severance as if they had been terminated without cause. In general, they will be deemed to be constructively discharged if: (i) they are removed from their positions; (ii) they are relocated, without their consent, to a location more than 50 miles from the main office of Centrue Financial; (iii) Centrue Financial commits a material breach of its obligations under the agreements; or (iv) in Mr. Lindstrom’s case, there is a substantial diminution in his responsibilities.

     Under the agreements, if the executives voluntarily terminate their employment with Centrue Financial, Centrue Financial will only be obligated to pay their salaries and benefits accrued through the effective date of termination, plus any expense reimbursements incurred prior to termination and properly submitted in accordance with the agreement. If Centrue Financial terminates them for cause, Centrue Financial’s only obligation under the agreements is to pay their salaries and benefits accrued through the effective date of termination.

     If, during the one-year period following a change of control of Centrue Financial, Mr. Daiber voluntarily terminates his employment or if his employment is involuntarily terminated, then he will be entitled to the same cash payment and benefits he would be entitled to if terminated by Centrue Financial without cause. If during one-year period following after a change of control of Centrue Financial, Mr. Lindstrom voluntarily terminates his employment or his employment is involuntarily terminated, he will be entitled to receive a cash payment equal to three times his then-current annual base salary and health insurance during the continuation period under federal employee benefit laws.

     Additionally, the agreements include a covenant limiting the executives’ ability to compete with Centrue Financial, Centrue Bank or their subsidiaries within in an area encompassing a 25-mile radius of the counties in which they operate for a period of one year following termination of employment.

     Employment Agreements between Centrue Bank and Carol S. Hoekstra and Michael A. O’Gorman. On December 31, 2004, Centrue Bank entered into employment agreements with Carol S. Hoekstra, as a Senior Vice President of Centrue Bank, and Michael A. O’Gorman, as the President of the North Region of Centrue Bank. The agreements provide for an annual base salary of $135,000 for Ms. Hoekstra and $120,000 for Mr. O’Gorman, which may be maintained or increased during the terms of the agreements in accordance with Centrue Bank’s established management compensation policies and plans. The agreements provide for a term of one year for Ms. Hoekstra and Mr. O’Gorman, unless terminated earlier by either party upon 30 days’ prior written notice.

     The agreements also provide for annual performance bonuses (up to 25% of their respective base salaries for the applicable year) and participation in all plans and benefits generally accorded to senior executives, including pension, profit-sharing, supplemental retirement, incentive compensation and group life medical, as well as other perquisites extended to similarly situated senior executives.

     If Ms. Hoekstra’s or Mr. O’Gorman’s employment is terminated without cause, Centrue Bank will be obligated to pay an amount equal to her or his then-current annual base salary and to provide health insurance for twelve months following termination of employment. In the event of a “constructive discharge,” as defined in the agreements, they will have the right to terminate their employment and receive the same severance as if they had been terminated without cause. In general, they will be deemed to be constructively discharged if: (i) they are removed from their positions; (ii) there is a substantial diminution in their responsibilities; (iii) they are relocated without their consent to a location more than 50 miles from the main office of Centrue Bank; or (iv) Centrue Bank commits a material breach of its obligations under the agreements.

     Under the agreements, if the executives voluntarily terminate their employment with Centrue Bank, Centrue Bank will only be obligated to pay their salaries and benefits accrued through the effective date of termination, plus any expense reimbursements incurred prior to termination and properly submitted in accordance with the agreement. If Centrue Bank terminates them for cause, Centrue Bank’s only obligation under the agreements is to pay their salaries and benefits accrued through the effective date of termination.

     If Ms. Hoekstra or Mr. O’Gorman voluntarily terminate their employment during the six month period following a change of control of Centrue Bank or their employment is involuntarily terminated during the one-year period following a change of control of Centrue Bank, then they will be entitled to receive a cash payment equal to their then-current annual base salary and health insurance for twelve months following termination.

     Additionally, the agreements include a covenant limiting the executives’ ability to compete with Centrue Financial, Centrue Bank or their subsidiaries within a 25-mile radius of the counties in which they operate for a period of one year following termination of employment.

Report of the Committee on Executive Compensation

     The report of the committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Centrue Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     General. The Executive Committee is responsible for setting the salaries and overall compensation of the Chief Executive Officer, as well as the other executive officers. The committee also reviews Centrue Financial’s general compensation program for all employees on an ongoing basis. Messrs. Griffith, Smith and Walker were members of the committee in 2004 and each is expected to remain on the committee through 2005. Each of the members are deemed to be “independent” under the rules of the American Stock Exchange and the Nasdaq Stock Market, an “outside” director under Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director pursuant to Section 16 under the Securities Exchange Act of 1934. The committee’s responsibilities and functions are further described in our charter, which is available on our website at www.centrue.com.

     Compensation Overview. We are committed to providing a total compensation program that supports Centrue Financial’s long-term business strategy and performance culture and creates a commonality of interest with the stockholders. In establishing executive compensation, we generally divide compensation into three separate components – salary, cash bonus and long term incentive awards. These components are intended to work together to compensate the executive fairly for his or her services and reward the executive officer based upon our overall performance during the year. In reviewing and establishing an executive’s compensation, the committee considers and evaluates all components of the executive officer’s total compensation package. This involves reviewing the executive’s salary, bonus, incentive stock awards, perquisites, participation in our 401(k) plan, payments due upon retirement or a change of control, if any, and all other payments and awards that the executive officer earns.

     The general philosophy in making decisions regarding the compensation of the executive officers, after taking into account an examination of compensation at other similarly situated financial institutions, is as follows:

•	to provide incentives for executive officers to work toward achieving successful annual results and strategic objectives;

•	to provide significant reward for achievement of superior performance;

•	to provide market based compensation to help recruit and retain professionals of exceptional quality;

•	to create significant opportunity and incentive for executives to be long-term stockholders;

•	to link executive compensation rewards to increases in stockholder value, as measured by favorable long-term results and continued strengthening of Centrue Financial’s financial condition;

•	to provide flexibility to recognize, differentiate, and reward individual performance; and

•	to facilitate stock ownership through granting of stock options and restricted stock.

     We welcomed many new executive officers in 2003, and 2004 was the first full fiscal year under their leadership. At the end of 2004, we entered into new employment agreements with four of the executive officers, and each is described in detail above. We entered into these new agreements to update the terms of the agreements and the manner in which they are renewed, as described above. While making those technical changes to the agreements, we also updated other terms to reflect the current relationship between us and the executives.

     Base Salary. The committee reviews each executive officer’s base salary on an annual basis. The salaries may be adjusted to reflect Centrue Financial’s financial performance, including, but not limited to, Centrue Financial’s asset quality, asset growth, earnings per share, net income, net interest margin and expansion of territory. Additionally, base salaries are determined by examining, among other things, the executive officer’s level of responsibility, prior experience, time as an employee with us, breadth of knowledge and individual performance objectives. When measuring individual performance, the committee considers the individual’s efforts in achieving established financial and business objectives, managing and developing employees and enhancing long-term relationships with customers. All of the factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered. The salaries of the executive officers with employment agreements may not be decreased over the terms of the agreements.

     Cash Bonus. We also believe that providing bonuses based on corporate and individual performance is an effective way to incent our employees as well as to retain them for the future. Executive officer bonuses paid in

2004 were based upon a combination of organization wide and individual performance criteria. The criteria for cash bonuses vary among executive officers and bank personnel. For executive officers, such criteria include regional performance, attainment of deposit and loan goals and asset quality, among other criteria. Criteria for other employees are dependent upon department or branch performance and individual performance. These criteria are developed by management in conjunction with the board of directors.

     Long-Term Incentive Compensation. The final component of the executive compensation program is long-term incentive compensation, which includes our 401(k) plan and a stock incentive plan. In order to promote equity ownership in Centrue Financial by the directors and executive officers, Centrue Financial has granted stock options and shares of restricted stock. Beginning in 2003, we determined that granting stock options would encourage executive officers to remain in our employ and will help align their interests with other stockholders of Centrue Financial. We adopted a new stock incentive plan in 2003 that allows us to grant stock options, restricted stock awards and stock appreciation rights and we granted more options to a wider base of executives and other employees in 2003 and 2004. In the years leading up to the adoption of the new plan, we awarded options on a more limited basis. We amended the stock incentive plan in 2004, which was approved by stockholders, to increase the number of shares available under the plan, in part to meet our increased need for shares based on our increased emphasis on the use of stock in our compensation program.

     The level of stock option grants to executives is dependent upon several factors, including financial performance, the attainment of personal and department goals and awards granted to comparable positions in comparable peers. We award stock options to executives on an annual basis in conjunction with executive performance reviews. The program also includes the award of restricted stock on a more selective basis, usually awarded for the completion of specific projects or for performance associated with mergers and acquisitions.

     The 401(k) plan allows the participants to choose between several different investment options, including shares of Centrue Financial common stock. Under the 401(k) plan, employees are eligible to redirect up to 50% of their regular basic compensation into a tax-deferred trust, subject to limitations imposed by the Internal Revenue Code. Beginning in 2004, Centrue Financial matches 50% of a participant’s deferrals into the plan limited up to 3% of each participant’s salary. All participants are always 100% vested in their salary deferrals and become 100% vested in the matching contributions upon retirement, disability or in accordance with the vesting provisions of the 401(k) plan. Participant accounts are distributed to the individual participants upon termination of employment.

     Chief Executive Officer’s Compensation. Mr. Daiber, who has served as President and Chief Executive Officer since the October 2003 merger of Centrue Financial with Aviston Financial Corporation, entered into an original employment agreement that was approved by the independent directors. The terms of the employment agreement, including an initial base salary of $250,000, was established through negotiations with Mr. Daiber and reflected our belief and confidence in Mr. Daiber’s skill and expertise in serving as Centrue Financial’s Chief Executive Officer as well as his ability to guide the organization through the transitions related to its acquisitions. The initial salary was also based upon Mr. Daiber’s salary in his previous positions at other financial institutions, as well as the salary levels of other similarly situated financial institutions. In October 2004, the Executive Committee reviewed Mr. Daiber’s salary and overall compensation for 2004. Based upon the financial performance of the Company, the termination of Mr. Daiber’s housing and automobile allowance and a peer analysis, the committee increased Mr. Daiber’s salary to $275,000.

     Because Mr. Daiber took office at Centrue Financial in the last quarter in 2003, he did not receive a bonus in 2003. For 2004, Mr. Daiber received a bonus of $62,500 which equaled 25% of his then current salary. His employment agreement specifies that he is eligible to receive a bonus of up to 50% of his base salary. This bonus was dependent upon the following: overall profitability of Centrue Financial, improvement in Centrue Financial’s net interest margin, level of growth either through acquisitions or new branches, implementation of a company-wide personnel evaluation and compensation system, establishment of a budget-based management reporting system as well as Mr. Daiber’s general management of the executive officers and other employees.

     In 2004, we granted Mr. Daiber stock options to purchase 15,000 shares of our common stock at an exercise price of $27.50, which was the market price of our common stock on the date of grant. In granting this award, we considered the Company’s financial performance since Mr. Daiber became CEO. In 2004, Mr. Daiber also received other compensation of $24,042, which includes our matching contribution pursuant to our 401(k) plan, as well as $12,392 for an automobile allowance and $5,500 for housing expenses.

     On December 31, 2004, we entered into a new employment agreement with four of our executive officers, including Mr. Daiber. The employment agreement with Mr. Daiber is described in more detail on page 14 of this proxy statement. The Executive Committee negotiated the terms of the agreement with Mr. Daiber and approved the final terms of the agreement. In approving the terms, the committee reviewed all aspects of Mr. Daiber’s total compensation package for 2004, and determined that an increase in salary was warranted due to Centrue Financial’s financial performance and due to the termination of Mr. Daiber’s automobile and housing allowance.

     Additionally, the committee monitors the change of control payments that executives may be entitled to receive. As of the date of this proxy statement, in the event of a change of control resulting in Mr. Daiber’s termination of employment, he would be entitled to receive approximately $1,405,515 as a result of the provisions under his employment agreement and the value of his stock options and restricted shares that he currently holds based on December 31, 2004 share price.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to the our Chief Executive Officer and any of the four other highest paid officers, to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as “performance based compensation.” Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. We believe performance based compensation is an important tool to provide incentive to senior executives, matching their compensation levels to our performance. Accordingly, performance based compensation comprises a significant portion of the compensation package for our senior executives. This also has the effect of preserving the deduction that might otherwise be affected by the $1.0 million limit.

     Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

     Conclusion. The committee believes these executive compensation policies and programs described above effectively serve the interests of stockholders and Centrue Financial. The committee believes these policies motivate executives to contribute to our overall future success, thereby enhancing the value of Centrue Financial for the benefit of all stockholders. The committee believes that the benefits provided through the stock-based plans more closely align the interest of the officers and the stockholders and provide significant additional performance incentives for the officers which directly benefit the stockholders through an increase in the stock value.

Executive Committee:
Michael A. Griffith, Chairman
Mark L. Smith
Wesley E. Walker

Compensation Committee Interlocks and Insider Participation

     During 2004, the members of the committee performing the compensation function were Messrs. Griffith, Smith and Walker. None of these individuals was an officer or employee of Centrue Financial or Centrue Bank in 2004, and none of these individuals is a former officer or employee of either organization. In addition, during 2004 no executive officer served on the board of directors or the compensation committee of any other corporation with respect to which any member of our committee performing the compensation function was engaged as an executive officer.

Performance Graph

     The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following performance graph and related information unless such graph and related information are specifically stated to be incorporated by reference into such document.

      The following graph shows a five year comparison of cumulative total returns on an investment of $100 on December 31, 1999 in our common stock, the Standard & Poor’s 500 Stock Index and the SNL Midwest Bank Index. The graph assumes the reinvestment of all dividends received. The graph was prepared by SNL Securities, Charlottesville, Virginia, at our request.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Centrue Financial	$100.00	$113.98	$154.75	$196.08	$307.11	$307.50
Standard & Poor’s Stock 500 Index*	$100.00	$91.20	$80.42	$62.64	$80.62	$89.47
SNL Midwest Bank Index	$100.00	$123.76	$123.76	$119.39	$152.82	$172.44

      *Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Directors and officers of Centrue Financial and Centrue Bank, and their associates, were customers of and had banking transactions with Centrue Financial and Centrue Bank during 2004. Additional transactions may be expected to take place in the future. All loans by Centrue Bank to its senior officers and directors are subject to the rules and regulations of the Illinois Department of Financial & Professional Regulation, the Federal Deposit Insurance Corporation and the Securities and Exchange Commission. A commercial bank is generally prohibited from making loans to its senior officers and directors at favorable rates or on terms not comparable to those prevailing to the general public. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

AUDIT COMMITTEE REPORT

     The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by us shall not be deemed to include the following report unless the report is specifically stated to be incorporated by reference into such document.

     The audit committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors. The current charter was attached to last year’s proxy statement as Appendix A and is available on our website at www.centrue.com.

     Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. McGladrey & Pullen, LLP, our Independent Registered

Public Accounting Firm, is responsible for performing an independent audit of the financial statements in accordance with standards of the Public Company Accounting Oversight Board. Centrue Financial outsources the internal audit function to a third party that reports directly to the audit committee and management. This third party is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating to the reliability and integrity of our financial information. The audit committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditors.

     The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2004 with our management and McGladrey & Pullen, LLP, our Independent Registered Public Accounting Firm. The committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and McGladrey & Pullen, LLP the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee:
Mark L. Smith, Chairman
Michael A. Griffith
Michael J. Hejna

RATIFICATION OF THE APPOINTMENT OF AUDITORS

     Stockholders will be asked to approve the appointment of McGladrey & Pullen, LLP, as our Independent Registered Public Accounting Firm to conduct the audit for the year ending December 31, 2005. A proposal will be presented at the annual meeting to ratify the appointment of McGladrey & Pullen, LLP. If the appointment of McGladrey & Pullen, LLP is not ratified, the matter of the appointment of our Independent Registered Public Accounting Firm will be considered by the board of directors. A representative of McGladrey & Pullen, LLP is expected to be available by telephone at the annual meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

     The board of directors unanimously recommends that you vote FOR the ratification of the appointment of McGladrey & Pullen, LLP, as our auditors for the fiscal year ending December 31, 2005.

Accountant Fees

     Audit Fees. The aggregate amount of fees billed by McGladrey & Pullen, LLP for its audit of Centrue Financial’s annual consolidated financial statements for 2004 and 2003 were $134,222 and $185,920. The audit services also include the review of financial statements included in our quarterly reports on Form 10-Q and other services normally performed by independent auditors in connection with statutory and regulatory filings.

     Audit Related Fees. The aggregate amount of audit related fees billed by McGladrey & Pullen, LLP for 2004 and 2003 were $13,868 and $26,940. Audit related services performed in 2004 included assistance with acquisition and potential acquisition related issues and review of our internal control structure required to be performed in accordance with the requirements of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”). The majority of these services in 2003 related to the acquisition of Aviston Financial Corporation, other technical accounting and consulting research, as well as the implementation and review of our internal control structure required to be performed in accordance with FDICIA.

     Tax Fees. The aggregate amounts of tax related services billed by RSM McGladrey, Inc. for 2004 and 2003 were $12,400 and $52,640, for professional services rendered for tax compliance, tax advice and tax planning.

The services provided also included assistance with the preparation of Centrue Financial’s tax return and guidance with respect to estimated tax payments. In 2003, approximately $38,000 of the amount billed was in connection with the issuance of a tax opinion and other tax issues related to the acquisition of Aviston Financial Corporation.

     All Other Fees. Neither McGladrey & Pullen, LLP nor RSM McGladrey, Inc. billed any other fees in 2004 or 2003.

     Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Independent Registered Public Accounting Firm. The Audit Committee has adopted a policy concerning the approval of the audit and permissible non-audit services to be provided by McGladrey & Pullen, LLP and tax services provided by RSM McGladrey, Inc. On a case by case basis, audit or permissible non-audit services proposed to be performed are considered by and, if deemed appropriate, approved by the Audit Committee in advance of the performance of such services. All of the fees earned by McGladrey & Pullen, LLP and RSM McGladrey, Inc. described above were attributable to services pre-approved by the Audit Committee.

OTHER MATTERS

     We are not aware of any business to come before the annual meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

By Order of the Board of Directors

Lynn O’Brien
Corporate Secretary
Kankakee, Illinois
March 16, 2005

CENTRUE FINANCIAL CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ●

[	]

The board of directors recommends a vote FOR the nominee and FOR proposal number 2.

1.	ELECTION OF DIRECTOR	For	Withhold	For All
	Nominee: Michael J. Hejna	All	All	Except
	(INSTRUCTIONS: To withhold authority to vote for the individual nominee, write the nominee’s name in the space below.)	m	m	m

		For	Against	Abstain
2.	To ratify the selection of McGladrey & Pullen, LLP, as the Independent Registered Public Accounting Firm for Centrue Financial Corporation for 2005.	m	m	m

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Check here if you plan to attend the meeting.		m

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Date	, 2005

signature(s)

▲ FOLD AND DETACH HERE ▲

YOUR VOTE IS IMPORTANT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

7017—Centrue Financial Corporation

PROXY	PROXY
CENTRUE FINANCIAL CORPORATION
PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders—April 22, 2005

      The undersigned hereby appoints Mark L. Smith, Michael A. Griffith and Wesley E. Walker, or any two of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the annual meeting of the stockholders of Centrue Financial Corporation, to be held at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP located at 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, on Friday, April 22, 2005, at 10:00 a.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting.

☐ Check here for address change.

(Continued and to be signed on reverse side.)

▲ FOLD AND DETACH HERE ▲

7017—Centrue Financial Corporation